SOUTHWEST AIRLINES REPORTS OCTOBER TRAFFIC

DALLAS, TEXAS – November 7, 2018 – Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its October and year-to-date 2018 preliminary traffic statistics.

The Company flew 11.3 billion revenue passenger miles (RPMs) in October 2018, an increase of 6.0 percent from the 10.7 billion RPMs flown in October 2017. Available seat miles (ASMs) increased 7.7 percent to 13.4 billion in October 2018, compared with October 2017 ASMs of 12.4 billion. The October 2018 load factor was 84.5 percent, compared with 85.8 percent in October 2017.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415
www.southwestairlinesinvestorrelations.com

Media Contact:
Southwest Airlines Media Relations
214-792-4847
www.swamedia.com
/more

Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

OCTOBER
	2018	2017	Change
Revenue passengers carried	11,572,256	11,217,905	3.2%
Enplaned passengers	14,074,599	13,501,569	4.2%
Revenue passenger miles (000s)	11,320,618	10,679,120	6.0%
Available seat miles (000s)	13,403,878	12,441,062	7.7%
Load factor	84.5%	85.8%	(1.3) pts.
Average length of haul	978	952	2.7%
Trips flown	116,817	112,049	4.3%

YEAR-TO-DATE
	2018	2017	Change
Revenue passengers carried	112,030,295	107,779,094	3.9%
Enplaned passengers	135,972,992	130,749,903	4.0%
Revenue passenger miles (000s)	110,926,956	107,530,702	3.2%
Available seat miles (000s)	132,832,134	128,365,320	3.5%
Load factor	83.5%	83.8%	(0.3) pts.
Average length of haul	990	998	(0.8)%
Trips flown	1,144,516	1,122,752	1.9%

***

SW-T